Exhibit 5.1

Phone: (612) 672-8200 Fax: (612) 672-8397 www.maslon.com

February 22, 2022

Fresh Grapes,

LLC 505 Highway 169 North, Suite 255

Plymouth, MN 55441

Re:	Registration Statement on Form S-8 – Exhibit 5.1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of (i) 1,800,000 shares common stock, $0.001 par value (“Common Stock”), of Fresh Vine Wine, Inc., a Nevada corporation (the “Company”), issuable under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), and (ii) 1,500,004 shares of Common Stock issuable pursuant to certain Founder Option Agreements by and between the Company and certain of its founders (the “Founders’ Options”). The shares of Common Stock issuable pursuant to the 2021 Plan and issuable upon exercise of the Founders’ Options are collectively referred to herein as the “Shares.”

We are familiar with the actions taken by the Company in connection with the adoption of the 2021 Plan and the Founders’ Options. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the corporation laws of the State of Nevada (including the statutory provisions and all applicable judicial decisions interpreting those laws).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the 2021 Plan and the Founders’ Options, as applicable, and when delivered against payment thereof in the manner contemplated by the 2021 Plan and the Founders’ Options, as applicable, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Maslon LLP